Exhibit 10.33

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K due to personal privacy concerns or pursuant to Item 601(b)(10)(iv) because it is both not material and is the type of information that the registrant treats as private or confidential. Redacted information is indicated by: [***]

TECHNOLOGY LICENSE AGREEMENT

DR. NEIL ROY CASHMAN

AND

AMORFIX LIFE SCIENCES LTD.

-AWAITING SCHEDULE C-

PATENT APPLICATION

FEB. 1, 2006

TECHNOLOGY LICENSE AGREEMENT

THIS AGREEMENT is made and effective as of the 1st day of February 2006.

BETWEEN:

DR. NEIL ROY CASHMAN, located at [***]

(hereinafter “CASHMAN”)

- and -

AMORFIX LIFE SCIENCES LTD., with offices

located at 3080 Yonge St., Suite 6020

Toronto, Ontario, M4N 3M1, Canada

(hereinafter “Licensee” or “AMF”)

WHEREAS CASHMAN, while employed by the University of Toronto (“University”), made an invention titled “A Disease-Specific Epitope for Superoxide Dismutase-1” (“Invention”);

WHEREAS CASHMAN disclosed the Invention to the University on June 6, 2005 described in Schedule A;

WHEREAS by an Assignment of Rights from the University on July 14, 2005, Schedule B, CASHMAN requested and received full ownership to the Invention to exploit for commercialization purpose under the University’s Invention Policy;

WHEREAS Licensee is a public biotechnology corporation engaged in the research and development of human diagnostic and therapeutic drugs for the treatment of misfolded protein diseases;

WHEREAS Licensee wishes to file a patent application listed in Schedule C;

WHEREAS Licensee, subject to approval of Toronto Stock Venture Exchange (“TSX”), wishes to commercialize, develop, manufacture, market, distribute and sell products which may be derived in whole or in part from the practice of the Technology and therefore desires to obtain a license for the Technology; and

WHEREAS CASHMAN, subject to approval by the University, is willing to grant a license under the terms and conditions set forth hereinafter; and

NOW THEREFORE in consideration of the premises and the mutual covenants, terms, conditions and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, the following terms have the meanings set forth below unless there is something in the subject matter or context inconsistent therewith:

“Affiliate” shall mean any company or other legal entity controlling, controlled by or under common control with Licensee. The term “control” means the ability to direct the management and policies of said entity, whether through ownership of equity, by contract or otherwise;

“Agreement” means this Technology License Agreement including all attached schedules, as the same may be supplemented, amended, restated or replaced in writing from time to time;

“Calendar Quarter” shall mean the period of time ending on March 31, June 30, September 30 and December 31 of each year;

“Confidential Information” means this Agreement and its terms and conditions, the Know-how, the Materials and any information, which is non-public, confidential or proprietary in nature, including, without limitation, business information, trade secrets, and any information related to the Technology, whether written, oral or in electronic form, provided that tangible materials are marked as confidential, and provided that information given orally is identified as confidential at the time of disclosure, and confirmed as confidential in writing within fifteen (15) days, but shall not include information that:

(a)	is or becomes generally available to the public other than as a result of any act by a Party to this Agreement;

(b)	is rightfully received from a Third Party without similar restriction or without breach of this Agreement:

(c)	a Party is able to demonstrate, in writing, was known to it on a non-confidential basis; or

(d)	was independently developed by a Party without the use of any of the Confidential Information.

“Effective Date” shall mean the date first shown in this Agreement;

“Field of Use” means the practice of the Technology as it relates to research, diagnostic and therapeutic applications of the Technology;

“First Commercial Sale” has occurred when a Licensed Product is sold to a Third Party purchaser anywhere in the Territory.

“Net Sales” shall mean, with respect to any Licensed Product, the invoiced sales price of such Licensed Product billed to independent customers who are not Affiliates and paid, less the following amounts, to the extent actually included in the invoiced sales price: (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out dated and returned Product; (b) actual freight and insurance costs incurred in transporting such Product in final form to such customers; (c) trade discounts, cash discounts, quantity discounts, rebates and other price reduction programs; (d) sales, value added and other direct taxes incurred; and (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product in final form.

“Improvements” means any and all improvements, variations, updates, modifications or enhancements to the Technology that are within the scope of the claims of the resultant Patents set out in the disclosure as set forth in Schedule A and which are solely owned or controlled by CASHMAN;

“Including” means “Including without limitation” and the term “Including” shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“Know-how” means any and all trade secrets, technical expertise, knowledge, confidential information and know-how, whether patentable or unpatentable relating to the design and manufacture of the Licensed Product, whether in written, machine readable, drawing or oral form, including, without limiting the generality of the foregoing, all technical information, raw material data, product specifications, processes and designs, operating and production data, calculations, computer programs, instructions and techniques, quality control and other standards, and drawings relating thereto whether developed by SWCHSC or the Licensee that exists as of or following the date of this Agreement;

“Licensed Product” means any product derived from, or partially from, at least one claim of the Patents set forth in Schedule C or derived from the Know-how or from the Improvements;

“Material” means the Original Material together with any Progeny or Unmodified Derivatives;

“Milestones” refers to the events which Licensee has agreed to accomplish within defined periods of time. The Milestones are described in Schedule D of this Agreement.

“Original Material” means hybridomas and antibodies defined in the Field of Use and described in the Patent.

“Parties” means CASHMAN and the Licensee collectively, and “Party” means any of them;

“Patents” means the patents and/or patent applications listed in Schedule C appended hereto, and shall include any divisional, re-examination, renewal, continuation or continuation-in-part applications based on the said patents and patent applications, any patents which may issue on, from or as a result of any of the foregoing, and any reissue of said patents.

“Prime Rate” means the rate of interest expressed as a rate that The Royal Bank of Canada establishes at its office in Toronto as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate;

“Progeny” means an unmodified descendant from the Original Material, such as virus from virus, cell from cell, or organism from organism;

“Technology” means the Patents, the Know-how and the Improvements that are owned and controlled by CASHMAN and related to DSE 2 and 3;

“Territory” means each and every country of the world;

“Third Parties” means a party who deals with a Party to the Agreement at arm’s length, as that term is defined in the Income Tax Act (Canada) on the date hereof; and

“Unmodified Derivatives” means substances created by Licensee which constitute an unmodified functional sub-unit or an expression product of the Original Material including, but not limited to, subclones or unmodified cell lines, purified or fractionated sub sets of the Original Material, proteins expressed by DNA/RNA supplied by Licensor, monoclonal antibodies secreted by a hybridoma cell line, or sub sets of the Original Material such as novel plasmids or vectors.

1.2	Captions

Captions or descriptive words at the commencement of the various sections are inserted for convenience only, and are in no way to be construed as part of this Agreement or as a limitation upon the scope of the particular section to which they refer.

1.3	Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of the United States of America.

1.4	Schedules

The following schedules form part of this Agreement:

Schedule A    University of Toronto Invention Disclosure

Schedule B    Assignment of Rights from University to CASHMAN

Schedule C    Patent Applications

Schedule D    Milestones

ARTICLE 2

TECHNOLOGY LICENSE

2.1	Grant of License for Technology

Subject to the terms and conditions hereinafter set forth, CASHMAN hereby grants to Licensee:

a)	an exclusive license, within the Territory and within the Field of Use, to make, have made, use, sell or import any Licensed Product, the claimed subject matter of any Patents and Improvements, to disclose Confidential Information to sub-licensees, and to otherwise practice the Technology;

b)	an exclusive right to grant sub-licenses of all rights set out in Section 2.1(a) above.; and

c)	an exclusive option to purchase the Technology within (5) years from the Effective Date.

2.2	Reserved Rights

CASHMAN and the University, reserve the royalty-free right to a non-assignable, non-transferable, perpetual, royalty free, non-exclusive license to use the Technology for research, teaching and administrative purposes,

2.3	Publication Rights

CASHMAN and Licensee shall have the right to publish or disclose the results arising from any research in relation to the Technology. The Party proposing the publication or disclosure (hereinafter “1st Party”) will provide a copy of any such proposed publication or disclosure to the other Party (hereinafter “2nd Party”) for review at least thirty (30) days before submission for publication or disclosure. Upon receipt of such notification from the is Party, the 2nd Party will have twenty (20) days to request the 1st Party to either:

a)	Delay publication up to sixty (60) additional days to enable the 2nd Party to secure intellectual property protection of any intellectual property that would be disclosed or published; or

b)	Delete any Confidential Information provided by the 2nd Party from the manuscript or proposed disclosure.

ARTICLE 3

CONSIDERATION

3.1	Consideration

In consideration of the granting of this license, Licensee agrees to carry out those activities set out in Schedule D: Milestones hereto;

3.2	Royalty

In consideration of the granting of this license, Licensee, together with all Affiliates, shall pay a royalty payment (“Royalty Payment”) of [***] ([***]%) of the Net Sales, in respect of all sales of Licensed Products sold by Licensee or its Affiliates, made during the term of this Agreement. Subject to section 2.1c, when Licensee elects to purchase the Technology, the Royalty Payments to CASHMAN will cease effective the signing date of the Assignment Fee agreement.

3.3	Assignment Fee

In accordance with section 2.1(c), Licensee shall have the option to purchase the Technology owned by CASHMAN upon payment of additional consideration in the amount of $100,000, payable in cash and/or equity in Licensee at fair market value (valued as of the date of the exercise of the option) in such proportion as may be agreed by Licensee and CASHMAN. Upon exercise of the option and payment of all such additional consideration, CASHMAN will cooperate to have ownership of all Patents and other registered intellectual property protection covering the Technology transferred to the Licensee or its designate in a timely fashion. Notwithstanding such assignment, the Technology shall remain subject to the provisions of section 2.2.

3.4	Accounting and Records

a)	The Royalty payments under Section 3.2 are to be paid by Licensee to CASHMAN on a quarterly basis and shall be made within thirty (30) days after the end of the Calendar Quarter of each year during the term of this Agreement.

b)	The Parties acknowledge that the royalties and fees payable hereunder for all sales of Licensed Products within Canada are subject to the Canadian Goods and Services Tax (“GST”). Licensee hereby agrees to remit such amounts to CASHMAN as required under Canadian GST legislation.

c)	Royalties shall be paid to CASHMAN free and clear of all taxes including income and turn-over taxes, except such taxes as the Licensee shall be required by law to withhold.

d)	Licensee agrees to keep complete and accurate books of account in which the particulars of all sales of Licensed Product are recorded in sufficient detail to enable royalties payable hereunder to be determined.

e)	CASHMAN, or their authorized representatives, shall have the right from time to time, upon forty five (45) days prior written notice to Licensee, to audit Licensee’s said books and records of accounts and all of the documents and other materials in the possession or under the control of Licensee with respect to the subject matter of this Agreement. CASHMAN reserves the right to confirm any information learned in the course of such audit with individuals or corporations that have purchased a Licensed Product from Licensee to verify the accuracy of Licensee’s royalty payments and compliance with the terms hereunder. Licensee shall preserve and keep available to CASHMAN all such books and records, documents, contracts, and other data with respect thereto for a period of six (6) years.

f)	In the event that any audit of the books and records of Licensee reveals an error in excess of ten percent (10%) to the detriment of CASHMAN, then Licensee shall bear all the costs of said examination and pay forthwith all outstanding amounts together with the appropriate interest thereon. Further, in the event of an error in excess of ten percent (10%) to the detriment of CASHMAN, CASHMAN may terminate this Agreement according to Section 6.2 herein.

g)	Each royalty payment hereunder shall be accompanied by a statement of the Net Sales certified correct by the chief financial officer of Licensee. In addition, Licensee shall provide to CASHMAN within thirty (30) days following March 31st and September 30th in each year, a progress report in relation to the development of the Licensed Products, a written report of marketing activity undertaken in the preceding fiscal year, and a forecast of sales for the next fiscal year. Further, Licensee agrees to provide CASHMAN with an analysis of the general market situation, or such activities by competitors that may materially affect the market for Licensed Products, whether adverse or beneficial.

h)	Interest shall be payable on any amounts owed by one Party to another Party which are not paid when due, at the Prime Rate plus 3% per annum, compounded monthly. The payment of interest shall not be deemed an alternative to the payment of amounts owing on the due dates, which payment shall be deemed to be in default, and if such default is not remedied within thirty (30) days of written notice thereof, CASHMAN may terminate this Agreement as provided in Section 6.2 herein.

ARTICLE 4

INTELLECTUAL PROPERTY

4.1	Know-how

CASHMAN shall furnish the Know-how and Original Material to Licensee within a reasonable period of time following the execution of this Agreement.

4.2	Patents and Patent Applications

a)	Licensee, in the name of CASHMAN, shall file, prosecute and maintain the Patents. Licensee, in consultation with CASHMAN, shall determine in which countries to pursue patent applications. In the event that Licensee elects not to support a patent application or to continue prosecution in any country, CASHMAN may, at its sole discretion, file such patent or continue such prosecution in that country at its own expense. In such a case, Licensee would not have any rights to, or in, any patents arising from such applications.

b)	Licensee undertakes to keep CASHMAN reasonably advised of the progress of prosecution and of any actions Licensee proposes to take or has taken in connection with the prosecution or maintenance of the Patents. Licensee will diligently endeavor to provide CASHMAN with copies of correspondence and all actions issued by patent authorities. CASHMAN agrees to cooperate with Licensee on all matters related to discussions, drafting of responses and any document in general necessary in this connection.

4.3	Improvements

Either Party hereto shall inform the other Party promptly of any patent filings associated with the Improvements. Licensee agrees to pay all expenses associated with the filing and prosecution of such patent applications that are owned and controlled by CASHMAN. Such applications shall then be included in the definition of Patents. If Licensee elects not to pay all expenses associated with the filing and prosecution of such patent applications for such Improvements, CASHMAN shall have the right to apply for patents at its own expense, and Licensee shall have no rights to any patents resulting from such applications. It is understood that Licensee shall not be obligated to undertake responsibility with respect to any such Improvements or developments unless it elects to do so.

4.4	Infringement

Each Party shall notify the other Party promptly of any infringement, limitation or unauthorized use of any Patents by a Third Party of which such Party becomes aware.

Licensee shall have the sole right, at its own expense to bring any action on account of any such infringements, limitations or unauthorized use of the Patents. CASHMAN agrees, at the request of Licensee, to execute the writ and such other papers as may require the signature of CASHMAN in the prosecution of such suit, and to render to Licensee all reasonable assistance in the prosecution of such suit. Licensee agrees to reimburse CASHMAN for its reasonable expenses incurred in complying with any such request of Licensee. Finally, CASHMAN shall have the right to be represented in the litigation by counsel of CASHMAN’s choice, but at CASHMAN’s own expense. Licensee shall be entitled to keep all the proceeds obtained from such a suit or settlement resulting from such suit and CASHMAN shall receive 8% of the proceeds of any judgment or settlement less the legal fees and costs incurred by Licensor in connection with such suit. If Licensee does not undertake such action, it shall notify CASHMAN of its election within sixty (60) days following the receipt of notice of such infringement. CASHMAN may then prosecute the same, at its expense, provided that CASHMAN notifies Licensee of CASHMAN’s intention to file suit at least fifteen (15) days prior to filing thereof. In such event, unless Licensee then notifies CASHMAN within such fifteen (15) day period that Licensee agrees to bear one-half of the expense of prosecuting such suit, all recoveries had or obtained in such suit shall be the sole property of CASHMAN whereby no settlement will be made without the prior written approval of Licensee. If Licensee notifies CASHMAN that Licensee agrees to bear one-half of such expenses, and if Licensee pays CASHMAN from time to time as expenses are incurred, then all recoveries had or obtained in such suit shall be divided equally between CASHMAN and Licensee.

CASHMAN will defend, at its expense, any suit against Licensee to the extent it is based on a claim that use of the Technology as permitted hereunder in the Territory infringes any patent applicable in the Territory. Further, CASHMAN will pay those damages or costs finally awarded by a court or tribunal of final appeal against Licensee in such action which are attributable to such claim, provided that Licensee:

•	notifies CASHMAN promptly in writing of any such action and all prior related claims;

•	gives CASHMAN sole control of the defense of same and all negotiations for its settlement or compromise; and

•	provides to CASHMAN, at CASHMAN’s expense, all available information, assistance and authority to make such defense.

4.5	Confidentiality

a)	Confidential Information is the property of the Party disclosing it, and the ownership of any and all right, title and interest therein, including all intellectual property rights, shall at all times remain exclusively vested in the disclosing party.

b)	For a period of three (3) years from the date of disclosure of Confidential Information, each Party agrees to maintain in confidence all Confidential Information disclosed with the same degree of care as it normally takes to preserve its own confidential information of similar grade, but in any event, no less than a reasonable degree of care.

c)	Each Party may only disclose Confidential Information to persons with a “need to know” who have written obligations of confidence, and the Confidential Information shall only be used to carry on or facilitate business as contemplated under this Agreement.

d)	d) A Party may disclose Confidential Information pursuant to the requirements of a government agency or pursuant to a court order, provided that the Party shall take all reasonable steps, including, but not limited to the seeking of an appropriate protective order, to preserve the confidentiality of the Confidential Information provided.

e)	If this Agreement is terminated for any reason, any Party in receipt of Confidential Information shall promptly deliver or destroy all Confidential Information of the disclosing Party without retaining copies thereof, except where such copies are required for audit, inspection or legal proceeding arising from this Agreement.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND INDEMNITY

5.1	Representations and Warranties of Parties

Licensee represents and warrants to CASHMAN that:

a)	Licensee is a corporation duly organized, validly existing and in good standing, and it has the right and authority to enter this Agreement, and do all acts and things as required or contemplated to be done, observed and performed by them hereunder;

CASHMAN represents and warrants to Licensee that:

a)	CASHMAN is an individual in good standing, and it has the right to grant the license to the Licensee as provided herein and that such grant is not in conflict with any other agreement to which he is a party.

CASHMAN hereby disclaims any representation and warranty of: fitness for any particular purpose; merchantability; scope, patentability or validity of the Patents set out in Schedule C; that the Technology is safe for any use or purpose whatsoever ; or non-infringement of any Third Party rights. Further, any Material delivered pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties.

Both CASHMAN and Licensee represent and warrant to each other that:

a)	The execution, delivery and performance of this Agreement does not contravene any law, rule or regulation of any Party or of the jurisdiction in which it is incorporated.

5.2	Indemnity

Licensee shall indemnify and hold harmless the CASHMAN from and against any and all claims, threats, loss, liability, damage or expense, including reasonable attorney’s fees, by reason or arising out of any acts or failure to act by or out of any use of Technology, Patents, Materials or Licensed Products by sub-licensees or by Licensee or its servants, agents, officers, directors, stock-holders, employees, or customers. The Party seeking indemnification shall give the Licensee prompt notification of any such claim, threat, loss, liability, damage or expense. The indemnity provided herein shall survive any termination or assignment of this Agreement without time limit.

5.3	Insurance

Licensee, at its own expense and at all times, during the term of this Agreement, shall carry and maintain in full force and effect comprehensive general liability insurance policy in the amount of one million dollars ($1,000,000).

ARTICLE 6

TERM AND TERMINATION

6.1	Term

This Agreement shall come into effect upon the Effective Date, and unless earlier terminated, shall terminate on the expiration or invalidity of the last issued Patent or twenty (20) years, whichever is longer.

6.2	Termination

a)	The occurrence of any one or more of the following events shall constitute a fundamental breach of this Agreement and shall, in addition to any other right or remedy either Party may have, permit a Party hereto to terminate this Agreement upon fourteen (14) days prior written notice to the other Party:

i.	if either Party breaches any covenant or obligation in this Agreement whatsoever and such breach is not fully remedied within thirty (30) days after the Party in breach receives written notice of such breach from the other Party;

ii.	if a Party breaches any material covenant or obligation in this Agreement, including, but not limited to, the obligations of Licensee under Sections 3.1 and 3.2); or

iii.	in the event of any adjudication of bankruptcy, appointment of a receiver by a Court of competent jurisdiction, assignment for the benefit of creditors, involving a Party either voluntary or involuntary, or appointment of a receiver by a Party for any reason whatsoever. Such termination shall not impair or prejudice any other right or remedy that CASHMAN may otherwise have under this Agreement.

b)	Termination as set forth in this Section shall not relieve any of the Parties of any obligations accrued under this Agreement prior to the date of termination. The following provisions shall survive termination of this license: Sections 3.3 (Accounting & Records); 4.5 (Confidentiality); 5.2 (Indemnity); 6.3 (Termination); 7 (Dispute Resolution); and 8 (General Provisions).

6.3	Effect of Termination

Upon termination of this Agreement:

a)	Licensee shall cease use of Technology, Licensed Products, Materials and Patents;

b)	Licensee shall pay promptly all amounts it owes to CASHMAN; and

c)	Licensee shall, at the direction of and in the sole discretion of CASHMAN, terminate any and all sub-licenses granted under this Agreement.

ARTICLE 7

DISPUTE RESOLUTION

7.1	Dispute

In the event of any dispute, claim, question or difference arising out of or relating to this Agreement or the breach thereof, the Parties hereto shall use their best efforts to settle such disputes, claims, questions or differences. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to the Parties. If they do not reach such solution within a period of thirty (30) days, then upon notice by a Party to the other Party the disputes, claims, questions or differences shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act, 1991 (Ontario) and any amendments thereto.

7.2	Arbitration Tribunal

The arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the parties or, in the event of failure to agreement within thirty (30) days, any party may apply to a judge of the Ontario Court (General Division) to appoint an arbitrator. The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided.

7.3	Time

The arbitrator shall be instructed that time is of the essence in proceeding with his determination of any dispute, claim, question or difference.

7.4	Location of Arbitration

The arbitration shall be conducted in English and shall take place in Toronto, Ontario.

7.5	Award

The arbitration award shall be given in writing and shall be final, binding on the Parties, not subject to any appeal, and shall deal with the questions of costs of arbitration and all matters related thereto.

7.6	Judgment

Judgment upon the award rendered may be entered into any court having jurisdiction or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

ARTICLE 8

GENERAL

8.1	Time

Time is of the essence of each provision of this Agreement.

8.2	Assignment and Sub-licenses

a)	This Agreement may only be assigned or transferred by the Licensee, upon prior written consent by CASHMAN, to any Affiliate on the condition that (i) such Affiliate becomes a Party to this Agreement, (ii) such Affiliate agrees to perform all obligations of the Licensee hereunder (iii) that such assignment shall not relieve the Licensee from observing and performing its obligations under this Agreement and (iv) that Licensee shall cause such Affiliate to observe and perform the covenants and obligations to be observed and performed by Licensee hereunder.

b)	The Licensee is responsible for any and all activities of any sub-licensee and the sub-licensee shall adhere to all confidentiality and indemnity requirements set forth in this Agreement. No sub-license granted by Licensee shall be less favorable with respect to any term or condition to CASHMAN than the license granted herein.

8.3	Notices

Any notice, demand or other communication required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if delivered personally or sent by prepaid registered mail to its address or by telecopier to the number and to the attention of the person set forth below:

a)	In the case of a notice to CASHMAN:

[***]

Attention: Dr. Neil Cashman

Telecopier No.: [***]

b)	In the case of a notice to Licensee:

AMORFIX LIFE SCIENCES LTD.

3080 Yonge St., Suite 6020

Toronto, Ontario

M4N 3M1, Canada

Attention: Dr. George Adams, CEO

Telecopier No.: [***]

Each notice sent in accordance with this Section shall be deemed to have been given and received:

a)	if delivered, on the day it was delivered if received within normal business hours;

b)	if mailed, on the third business day following the date on which it was mailed, unless an interruption of postal services occurs or is continuing on or within the three business days after the date of mailings in which case the notice shall be deemed to have been received on the third business day after postal service resumes;

c)	if sent by telecopier, on the day it was received, or on the first business day thereafter if the day on which it was sent was not a business day or outside normal business hours.

Either Party may by notice to the other, given as aforesaid, designate a changed address or telecopier number.

8.4	Conflict

In the event any term or any part of any term of this Agreement is determined to be void or unenforceable, such term or part of a term shall be considered separate and severable from this Agreement and the remaining terms shall continue in full force and effect.

8.5	Governing Law

This Agreement shall be interpreted and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Unless specified otherwise, reference in this Agreement to a statute refers to that statute as it may be amended, or to any restated or successor legislation of comparable effect.

8.6	Further Assurances

The Parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary or appropriate to carry out the intent and purpose of this Agreement.

8.7	Waiver of Rights

The failure of a Party at any time to request the other Party hereto to comply with any of the terms, conditions or covenants hereof shall not be deemed a waiver of such terms, conditions or covenants. Waiver by a Party of a breach of any term or condition of this Agreement shall not be considered a waiver of any subsequent breach of the same or of any other term or condition hereof.

8.8	Public Disclosure

A Party will not use the name of the other Party, nor any member of such Party’s staff in any advertising or publicity without the prior written approval of an authorized representative of the body whose name is to be used. However, a Party may notify others of the fact that this Agreement is in effect.

8.9	Consulting Option

CASHMAN will provide technical knowledge and advice on an ad hoc basis towards fulfilling the objectives of this Agreement. Such assistance shall be subject to the terms and conditions of a separate contract for services between CASHMAN and Licensee.

8.10	Force Majeure

No Party shall be responsible or liable to the other for failure or delay in the performance of this Agreement due to war, fire, accident or other casualty, labor disturbance, act of the public enemy, act of God, or any other contingency beyond that Party’s reasonable control. In the event of applicability of this Article, the Party affected by such force majeure shall use its best efforts to eliminate, cure and overcome any such causes and resume performance of its obligations as soon as possible.

8.11	Entire Agreement

This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them, and neither Party shall be bound by any definition, condition, warranty or representation other than expressly stated in this Agreement. Any amendment to this Agreement shall not be effective unless it is in writing and signed by the duly authorized signing officers of each Party.

8.12	Facsimile Execution

To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to the other Party by facsimile transmission. That Party shall be deemed to have executed this Agreement on the date it sent such facsimile transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Agreement executed by such Party.

8.13	Succession

This Agreement shall be binding upon and ensure to the benefit of the Parties hereto and their respective heirs, successors and assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in a legally binding manner.

CASHMAN

/s/ Neil Roy Cashman
Dr. Neil Roy Cashman

AMORFIX LIFE SCIENCES LTD.

/s/ George Adams
Dr. George Adams,
CEO

SCHEDULE A

University of Toronto Invention Disclosure

[Intentionally Omitted]

SCHEDULE B

Assignment of Rights from University to CASHMAN

[Intentionally omitted]

SCHEDULE C
PATENT APPLICATION

[Intentionally omitted]

SCHEDULE D
MILESTONES

Milestones
1.	Contribute $[***], cash and/or in-kind, over three (3) years from the Effective Date of the Agreement towards the development of the Technology.
2.	As part of up front considerations pay filling costs for the Patent(s) and any foregoing cost associated with the prosecution and maintenance of the Patent(s) during the Term of this Agreement.

ASSIGNMENT

In consideration of one dollar and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged

We

(1)       Neil Cashman, and

(2)       Marty Lehto

whose full post office addresses are

(1)       [***]

(2)       [***]

do hereby confirm that we have sold and assigned, and do hereby sell and assign to Amorfix Life Sciences Ltd.

whose full post office address is 3080 Yonge Street, Suite 6020, Toronto, Ontario, Canada M4N 3N1

all our right, title and interest in the United States of America, Canada and all other countries, in an invention and patent applications described in the attached Schedule A and any patents which may issue therefrom, and in and to any divisions, continuations, continuations-in-part and extensions of the patents and patent applications.

We agree that we will, without further consideration, but at the expense of the assignee, do all such things and execute all such documents as may be necessary or desirable to obtain and maintain the patents and patent applications and for additions and modifications thereto in any and all countries, and to vest title thereto in the assignee, its successors, assigns and legal representatives or nominees.

Signed at ______________________ this _____ day of ________________ 2006

Signature of Witness	Neil Cashman

Signed at ______________________ this _____ day of ________________ 2006

Signature of Witness	Marty Lehto

We confirm and accept the assignment of the invention and all related patent applications and patents.

Signed at ______________________ this _____ day of ________________ 2006

Amorfix Life Sciences Ltd.

Signature of Witness	By:
Title:

Schedule “A”

Tile	Application No.	Filing Date
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]